EXHIBIT 10.1

October 24, 2004

ATA Holdings Corp.
ATA Airlines, Inc.
1337 West Washington Street
Indianapolis, Indiana 46231

Attn.:  Mr. Gilbert F. Viets
           Executive Vice President and Chief Restructuring Officer

             In Re:  Commitment Letter

Dear Sirs:

     This letter will constitute the commitment by AirTran Airways, Inc. ("AirTran" or "we"), subject to the terms and conditions herein contained and the receipt of a signed copy of this commitment letter, to acquire in an asset acquisition (the "Acquisition") (a) the leasehold interest of Sellers under the Chicago Midway Airport Amended and Restated Airport Use Agreement and Facility Lease with an effective date of January 1, 1997, as amended to date (the "Midway Facilities Lease") including without limitation all Sellers' right, title and interest in and to 14 gates, ramp space and associated service facilities at Chicago's Midway Airport, including the space to build 12 additional regional jet gates and the furnishings, fixtures and personal property (exclusive of ground equipment) used or employed in connection with such gates and service facilities (collectively, the "Midway Gates"), (b) 8 permanent and 11 AIR 21 arrival and departure slots of Sellers at LaGuardia and 4 AIR 21 arrival and departure slots of Sellers at Reagan (collectively, the "Slots") and (c) Sellers' interest in certain airport facility leases or arrangements at outlying stations served from Midway (the "Station Leases") (the Midway Facilities Lease, the Slots and the Station Leases, collectively, the "Midway Assets"). The Purchase Price for the Midway Assets will be Eighty Seven Million Five Hundred Thousand Dollars ($87,500,000) payable in cash at closing (the "Acquisition Price"). The terms "Sellers" and "you" mean and refer jointly and severally to ATA Holdings Corp. and ATA Airlines, Inc. irrespective of whether this commitment letter is fully or partially executed before or after the date of filing of the Chapter 11 Case (hereinafter defined).

     The transactions contemplated hereby are to be accomplished in a Chapter 11 case to be filed by Sellers under the Bankruptcy Code (11 U.S.C. section 101 et seq.) (the "Chapter 11 Case") in the United States Bankruptcy Court for the Southern District of Indiana (the "Bankruptcy Court").

     Consummation of the Acquisition is subject to, among other things, (1) execution of a definitive asset acquisition agreement (the "Asset Acquisition Agreement") in form and substance satisfactory to AirTran incorporating the terms and conditions of this commitment

ATA Holdings Corp.
ATA Airlines, Inc.
October 24, 2004

letter and such other terms and conditions with respect to the Acquisition as may be required by AirTran, (2) completion of AirTran's due diligence investigation in all respects satisfactory to AirTran, which AirTran shall endeavor to complete no later than November 1, 2004, and which will not be a condition precedent in the Asset Acquisition Agreement, and (3) availability to AirTran of financing necessary to fund the Acquisition Price, which financing contingency will not be a condition precedent in the Asset Acquisition Agreement. AirTran hereby advises you that, based upon conversations with its investment bankers, AirTran is highly confident that such financing should be available to it and that it will be in a position to execute an otherwise acceptable Asset Acquisition Agreement which does not include as a condition precedent to a closing the obtaining of financing by AirTran.

     We are prepared to commence preparation of the Asset Acquisition Agreement immediately and to complete our due diligence investigation. Such agreements will contain customary terms and conditions for an acquisition of this nature, including:

(i) the filing by Sellers of the Chapter 11 Case;

(ii) AirTran to have the option of wet leasing during a transition period such number of Sellers' B-737-800 aircraft as AirTran may determine. AirTran to provide to Sellers as promptly as practicable after filing of the Chapter 11 Case an initial indication of the number, if any, of B-737 aircraft it tentatively would elect to take on wet lease for a term of no more than 1 year and within 45-days of filing of the Chapter 11 Case and notify Sellers of AirTran's final determination of the number, if any, of B-737 aircraft it elects to take on wet lease for a term of no more than 1 year;

(iii) B-737-800 wet leases to be on market rates (not to exceed Sellers' out-of-pocket costs) which, among other things, reflect current market aircraft rental rates which are less than rental rates that Sellers are currently incurring on the B-737-800 aircraft (AirTran and Sellers to jointly work with B-737-800 lessors on new lease rate/return schedule for transition period);

(iv) Sellers to operate a Midway schedule during transition period of up to 120 days, such schedule to be coordinated with AirTran wet lease operations, if any, and with, at AirTran's option, a representative of AirTran to be stationed at Sellers' headquarters to coordinate operations between AirTran and Sellers;

(v) Effective with transfer of the Midway Assets to AirTran, AirTran to enter into airport and ground services arrangement with Sellers for Midway operation, such agreement to be terminable by AirTran (a) on 70-day prior notice in the case of termination of such services arrangement with respect to all or substantially all the Midway Gates and (b) on such shorter notice

ATA Holdings Corp.
ATA Airlines, Inc.
October 24, 2004

period as AirTran deems reasonable under the circumstances for termination of such services arrangement with respect to individual Midway Gates or less than substantially all the Midway Gates;

(vi) Sellers to use their best efforts to effect the transfer to AirTran of all Sellers' interest in such of the airport facility leases or arrangements at outlying stations currently served by Sellers from Midway as AirTran may request. In the event, despite Sellers best reasonable efforts, Sellers are unable to assign or transfer any such facility leases or arrangements, such failure shall not be a basis for terminating AirTran's commitment but, in such event, Sellers shall cooperate fully with AirTran, by such alternative arrangements as may be reasonably available, to provide AirTran with the benefit of such leases or arrangements. To the extent consistent with the level of AirTran's use of such support facilities, AirTran will endeavor to enter into arrangements with Sellers, as may reasonably be requested by Sellers at closing of the Acquisition, to permit Sellers continued access to such facilities on commercially reasonable terms;

(vii) Without undertaking any obligation to hire any employee or group, to the extent practical and consistent with its hiring needs and standards, AirTran to undertake good faith efforts to employ individual qualified existing employees of Sellers as new AirTran employees;

(viii) Asset Acquisition Agreement to provide for code share for transition and such other elements as most efficiently support passenger accommodation and/or as otherwise required in AirTran's judgment;

(ix) Sellers and AirTran to enter into an agreement with Sellers with respect to ticket sales by Sellers involving transportation to, from or through Chicago's Midway Airport pursuant to which AirTran will be entitled to the ticket revenue but will reimburse Sellers from such revenue for Sellers' out-of-pocket selling costs with respect to such tickets booked by Sellers (and to reimburse, from credit card holdback proceeds received by AirTran, Sellers for transportation taxes and governmental fees and charges which Sellers paid (prior to providing the travel service) on sale of tickets) for passengers who use such tickets to fly on AirTran flights. Parties to explore other marketing opportunities;

(x) AirTran, at its election, to have the right to enter into a marketing agreement with the Sellers' commuter carrier at Midway on market terms. As promptly as practicable after filing of the Chapter 11 Case, AirTran to provide to Sellers an initial indication of whether it intends to elect to enter into such a marketing agreement with such commuter carrier and within 45-days after such filing, AirTran to notify Sellers of AirTran's

ATA Holdings Corp.
ATA Airlines, Inc.
October 24, 2004

final determination of whether it will enter into such a marketing agreement with such commuter carrier;

(xi) AirTran and Sellers to bargain in good faith concerning a mutually agreeable code share alliance and/or joint marketing arrangement post closing respecting, among others, AirTran's Midway operations and Sellers' Hawaiian operations. Any such arrangement must be on economic terms acceptable to AirTran;

(xii) at closing of the Acquisition which shall occur no later than 120 days after filing of the Chapter 11 Case, good and valid title to the Midway Assets to be transferred to AirTran debt free and clear of any liens or encumbrances;

(xiii) such approval as AirTran may deem necessary of any aspects of the Acquisition by AirTran's unions and review and final approval of the Acquisition by AirTran's Board;

(xiv) MAC clause relating to (a) fuel escalation above $2.00 per gallon (including taxes and fees), (b) cessation of operations by Sellers, (c) conversion of the Chapter 11 Case to a Chapter 7, (d) work stoppage or slow down with respect to Sellers' flight operation of B-737-800 aircraft pursuant to wet leases with AirTran or the operation of regular scheduled flights of Chicago Express Airlines, Inc., or (e) occurrence of any 9/11 type terrorist event or other customary "market out" event;

(xv) the option on the part of AirTran to purchase or acquire all or any portion of the ground support equipment owned, leased or operated by Sellers at Chicago's Midway Airport at the appraised liquidation value;

(xvi) representations and warranties from Sellers with respect to the ownership of the Midway Assets and Sellers' ability to consummate the Acquisition, Sellers' business, condition (financial or otherwise), results of operations, assets, liabilities, properties and prospects of Sellers and specific environmental matters, including to the extent relevant to the Midway Assets;

(xvii) covenants with respect to the Midway Assets between the time of the execution of the Asset Acquisition Agreement and the closing of the Acquisition;

(xviii) concurrent with the transfer by Sellers of the Midway Facilities Lease to AirTran, AirTran may deduct from the Acquisition Price and pay over to the City of Chicago all amounts owing to the City of Chicago in respect of the $7,500,000 principal amount unsecured loan made to fund the jetway

ATA Holdings Corp.
ATA Airlines, Inc.
October 24, 2004

extension at Chicago's Midway Airport and any other amounts as may be owing to the City of Chicago which are cross-defaulted to the Midway Facilities Lease; provided, however, in no event shall AirTran be permitted to deduct in excess of $8,000,000 from such Acquisition Price for such payment to the City of Chicago;

(xix) other customary conditions to AirTran's obligations to close the Acquisition, including, without limitation, Bankruptcy Court approval, continued accuracy of representations and warranties and compliance with covenants and receipt by all parties of all corporate, regulatory and other third party approvals and authorizations necessary to consummate the Acquisition;

(xx) covenant with respect to a holdback amount with respect to the Slots (the "Holdback Amount") to be withheld from the Acquisition Price until such Slots are actually transferred to AirTran. The Holdback Amount will be $24,000,000 and will be released $8,000,000 upon conveyance to AirTran of the eight permanent LaGuardia non AIR 21 arrival and departure slots and $941,177 per Slot upon vesting in AirTran (either by direct transfer or by re-issuance by the FAA/DOT) of each AIR 21 arrival and departure slot at LaGuardia and Reagan (exclusive of the four AIR 21 slots at LaGuardia to be retained by Sellers). Until vesting each Slot, the Slots (exclusive of the four AIR 21 slots at LaGuardia to be retained by Sellers) may be operated by AirTran pursuant to a code share arrangement with Sellers. Should any such Slot not be awarded to AirTran (and the Holdback Amount therefore not be paid to Sellers) and such Slot nevertheless be operated by AirTran pursuant to a code share arrangement with Sellers so that AirTran achieves the operational benefits thereof, the parties will bargain in good faith concerning compensation to Sellers therefore; and

(xxi) covenant with respect to payment by Sellers of a breakup fee on customary terms in the event the Acquisition is not consummated, such fee to be in the amount of 3% of the Acquisition Price plus all out-of-pocket expenses (not to exceed in the aggregate $1,000,000) incurred by AirTran in connection with due diligence, analysis and negotiation of the Acquisition. In the event the Bankruptcy Court does not approve the Acquisition or requires that competing offers be considered, and thereafter another offer for the Midway Assets is proposed to be accepted by Sellers, AirTran will have a right to increase its commitment to purchase to terms which are more favorable to Sellers than such other offer. Should the Acquisition of the Midway Facilities Lease not be consummated on or prior to 120 days after the filing of the Chapter 11 Case or the commitment of the Sellers to sell the Midway Assets be terminated prior

ATA Holdings Corp.
ATA Airlines, Inc.
October 24, 2004

to such date, any wet leases theretofore entered into may be thereafter terminated on such date as is reasonably specified by AirTran in a notice to Sellers.

Our legal counsel is prepared to commence the preparation of the Asset Acquisition Agreement as soon as you return a signed copy of this commitment letter to us.

     Promptly following your execution and delivery of this commitment letter in the manner provided below and until the Termination Date (as defined below), Sellers will provide AirTran and any person or organization who is considering providing financing to AirTran to fund all or any portion of the Acquisition Price and their respective officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together "Representatives") with full access, upon reasonable prior notice, to all officers, employees and accountants of Sellers and their subsidiaries and to their Midway Assets and other properties, contracts, books, records and all such other information and data concerning the Midway Assets and the business and operations and financial condition of Sellers and their subsidiaries as AirTran or any of such Representatives reasonably may request in connection with such investigation. AirTran acknowledges that it has entered into a confidentiality agreement dated August 4, 2004 with you and agrees that its due diligence will be conducted in accordance with and governed by the terms thereof.

     In consideration of the substantial expenditure of time, effort and expense to be undertaken by AirTran and its Representatives immediately upon your execution and delivery of this commitment letter, you hereby undertake and agree that, for the period from the date hereof until the execution of the Asset Acquisition Agreement, but not later than November 1, 2004 (the "Termination Date"), subject to the duties imposed by applicable law, Sellers will not, nor will Sellers permit any of their subsidiaries or affiliates (or authorize or permit any of their respective Representatives) to, take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any person (a) to transfer, assign or pledge the Midway Assets or to engage in any Business Combination (as defined below), (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination or (c) to furnish or cause to be furnished any information with respect to the Midway Assets or the Sellers or any of their subsidiaries to any person (other than as contemplated by this commitment letter) who Sellers or any such subsidiary, affiliate or Representative knows or has reason to believe is in the process of considering any acquisition of the Midway Assets or any Business Combination. If Sellers or any such subsidiary, affiliate or Representative receives, or has received, from any person any offer, inquiry or informational request referred to above, Sellers will promptly advise such person, by written notice, of the terms of this paragraph and will promptly, orally and in writing, advise AirTran of such offer, inquiry or request and deliver a copy of the foregoing notice to AirTran. For purposes hereof, "Business Combination" means any merger, consolidation or combination to which Sellers or any of their subsidiaries is a party, any sale, dividend, split or other disposition of capital stock or other equity interest of Sellers or any of their subsidiaries or

ATA Holdings Corp.
ATA Airlines, Inc.
October 24, 2004

any sale, dividend or other disposition of the Midway Assets or all or substantially all of the properties and assets of Sellers or any of their subsidiaries.

     AirTran and Sellers agree that money damages would not be a sufficient remedy for any breach of any provision of the two preceding paragraphs by Sellers, and that in addition to all other remedies which any party hereto may have, each party will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     Notwithstanding the foregoing, AirTran acknowledges that Sellers will be obligated as debtors in possession in the Chapter 11 Cases to file a motion with the Bankruptcy Court seeking approval of the assumption and assignment of the Midway Facilities Lease and other executory contracts included in the Midway Assets and to sell or otherwise dispose of the Midway Assets pursuant to Sections 363 and 365 of the Bankruptcy Code (the "Sale Motion"), that the Sale Motion will be a public document, that other potential acquirers of the Midway Assets will have to be afforded an opportunity to obtain information from Sellers re the Midway Assets to make an offer to acquire the Midway Assets before the final hearing on the Sale Motion, all as provided in one or more orders of the Bankruptcy Court ("Sale Procedure Orders"). The filing of the Sale Motion and compliance by Sellers with the Sale Procedures Orders shall not constitute any violation of their obligations under this letter or the Asset Acquisition Agreement.

     To become effective and create a commitment by AirTran to proceed with the Acquisition , the terms and conditions contained herein must be accepted and agreed by you and a signed copy transmitted to us by facsimile by 5:00 p.m. (Atlanta time), on October 25, 2004, with a signed original of such letter returned to us by Noon (Atlanta time) on October 26, 2004.

     This commitment letter shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

     By acceptance of this commitment letter, Sellers agree that, except for that certain letter agreement regarding confidentiality dated August 4, 2004 between AirTran and Sellers, this commitment letter supersedes any and all discussions, negotiations, understandings or agreements, written or oral, express or implied. This commitment letter may not be contradicted by evidence of any actual or alleged prior contemporaneous or subsequent understandings or agreements of the parties, written or oral, express or implied, other than a writing which expressly amends or supersedes this letter. There are no unwritten understandings or agreements between the parties.

ATA Holdings Corp.
ATA Airlines, Inc.
October 24, 2004

     BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAW. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION (WITHOUT SUBMITTING TO ARBITRATION), THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS LETTER OR ANY OF THE LOAN DOCUMENTS.

     If you are in agreement with the foregoing, please so indicate by signing two copies of this commitment letter in the spaces set forth below and returning one of such signed copies to the undersigned, whereupon this commitment letter shall constitute our binding agreement to the extent and in accordance with the terms and provisions set forth above.

Very truly yours,

AIRTRAN AIRWAYS, INC.

By: /s/ Richard P. Magurno
   Name: Richard P. Magurno
   Title: Senior Vice President General Counsel

Accepted and agreed to as of the
24th day of October, 2004:

ATA HOLDINGS CORP.

By: /s/ J. Georgia Mikelsons
   Name: J. George Mikelsons
   Title: Chairman and Chief Executive Officer

ATA AIRLINES, INC.

By: /s/ J. Georgia Mikelsons
   Name: J. George Mikelsons
   Title: Chairman and Chief Executive Officer